Exhibit 99.1

Media Contacts:	Dick Pacini The Millerschin Group Email: dpacini@millerschingroup.com Office: 248-276-1970 Cell: 248-770-6446
FOR IMMEDIATE RELEASE
Sparton Corporation to Continue Trading On NYSE
JACKSON, Mich. – June 2, 2009 — Sparton Corporation (NYSE: SPA) today announced it has been notified by the New York Stock Exchange (NYSE) that it is in compliance with the recently revised global market capitalization and stockholders’ equity listing standard criteria of the NYSE and, as a result, will continue to trade on the exchange.
Sparton had been advised of a non-compliance determination from the NYSE in September 2008 because the Company’s 30 trading-day average market capitalization and total stockholders’ equity both fell below the $75 million minimum threshold established by the NYSE. The Company was subsequently informed that the NYSE would proceed with a suspension and that its Common Stock should be removed from listing on the NYSE. The Company was in the process of appealing that decision and an appeal hearing was scheduled for June 1, 2009. The NYSE has notified the Company that it submitted a rule filing with the Securities and Exchange Commission to lower the threshold levels from $75 million to $50 million effective immediately, on a Pilot Program basis through October 31, 2009. The NYSE has indicated that it expects to follow the aforementioned rule filing with another that will make the lower thresholds permanent in the near future. Sparton currently satisfies the revised standard and remains compliant with the other continued listing standards, including the $15 million minimum 30 trading-day average market capitalization threshold which is in effect through June 30, 2009.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Spartan has five manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2008, as well as Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A, Risk Factors, in Sparton’s Form 10-Q for the quarter ended March 31, 2009. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
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